Amendment to Transfer Agent Servicing Agreement

WHEREAS, Marketocracy Capital Management, LLC (“MCM”), a Delaware limited liability company and an investment advisor for Marketocracy Funds (the “Trust”), and U.S. Bancorp Fund Services, LLC (“USBFS”), entered into a Transfer Agent Servicing Agreement (the “Agreement”) dated December 13, 2000, and

WHEREAS, MCM, the Trust and USBFS desire to amend this Agreement to reflect certain regulatory changes since the Agreement was initially executed as further detailed below:

NOW THEREFORE, the parties agree that the following sentence be added to the end of the paragraph of Section seven (7) of the Agreement:

“Further, federal examiners shall have access to information and records relating to anti-money laundering activities performed by USBFS hereunder and USBFS consents to any inspection authorized by law or regulation in connection thereof.”

Dated this 9th day of August, 2002

Marketocracy Capital Management, LLC	US Bancorp Fund Services, LLC

By: /s/ Kendrick Kam                                                      By: /s/ Joe Redwine

Attest: ___________________________                                               Attest: ____________________________